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                                                                    EXHIBIT 23.1
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Elliott Davis, LLC
Advisors - CPAs - Consultants
One 10th Street, Suite 460
PO Box 2278
Augusta, GA 30903-2278
Phone 706-722-9090
Fax 706-722-9092




                          INDEPENDENT AUDITORS' CONSENT




Board of Directors
HOM Corporation and Subsidiaries (now R Wireless Inc.)




            We consent to the incorporation by reference in Form S-8 of our report dated December 20, 2002, relating to the consolidated balance sheets of HOM Corporation and Subsidiaries (now R Wireless Inc.) as of September 30, 2002 and 2001 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended September 30, 2002, 2001 and 2000.



Augusta, Gerorgia
February 18, 2003



/S/ ELLIOT DAVIS, LLC
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Elliot Davis, LLC